Pear Therapeutics Announces Three New Board Members

•New Board Members Paul Mango, Shiva Rajaraman, and Tim Wicks bring a depth of experience and knowledge in both the healthcare and technology industries

BOSTON – June 15, 2022 – Pear Therapeutics, Inc. (Nasdaq: PEAR), the leader in developing and commercializing software-based medicines called prescription digital therapeutics (PDTs), today announced the election of Paul Mango and Tim Wicks and the reelection of Kirthiga Reddy to its Board of Directors at the company’s 2022 Annual Meeting of Stockholders held on June 14, 2022. After the Annual Meeting, the Board appointed Shiva Rajaraman as a member of the Board as a Class III director. As part of a planned board rotation of directors who had represented investors when the company was private, Zack Lynch and Andrew Schwab completed their respective terms as directors at the Annual Meeting. Pear’s Board is currently comprised of seven directors, six of whom are independent.

“We are pleased to welcome Paul, Shiva and Tim to our Board as we work to improve healthcare by pioneering software as a mainstream medical treatment,” said Corey McCann, M.D., Ph.D., President and Chief Executive Officer. “They bring a breadth and depth of experience across healthcare and technology, and we expect that they will bring their own unique insights to a Board that is comprised of a diverse set of experiences in these industries as we continue to execute our strategy and enhance value for all Pear shareholders.”

Mr. Mango, who will serve as a member of the Audit Committee and Nominating and Corporate Governance Committee, brings to the board experience in both the healthcare industry and government. He has previously served as Deputy Chief of Staff for Policy at the U.S. Department of Health and Human Services, as Chief Principal Deputy Administrator and Chief of Staff at the Center for Medicare and Medicaid Services, and as a Senior Partner at McKinsey & Company. He currently serves on the Board of Directors of two private companies, Cogitativo, Inc. and Healthmine, Inc. He earned a Bachelor of Science in Engineering from the United States Military Academy at West Point and an MBA from Harvard University.

Mr. Rajaraman, who will serve as a member of the Compensation Committee and Nominating and Corporate Governance Committee, brings to the board deep experience in building out exceptional technology products. He is currently the Vice President of Product at OpenSea. Prior to that, he served as the Vice President of Commerce at Meta, formerly known as Facebook, and has worked for a variety of other technology companies, including Google, Spotify, and WeWork. He earned a bachelor’s degree from the University of California, Berkeley and an MBA from the Wharton School of Business at University of Pennsylvania.

Mr. Wicks, who will serve as a member of the Audit Committee and Compensation Committee, brings to the board deep healthcare industry experience, most recently with UnitedHealth Group (UNH) until his retirement in 2021. During his nearly 20 years with UNH, he served as both an Executive Vice President and Chief Financial Officer at Optum, Inc. and as the Executive Vice President of Supply Chain and Chief Executive Officer and President of OptumRx, Inc. Previously, Mr. Wicks has held executive positions at Dell Technologies, Bain & Company, Northwest Airlines, and Yellow Corp, among others. Mr. Wicks has previously served on the board and as a member of the Finance and Audit Committee of two public companies–Precision Castparts Corp (sold to Berkshire Hathaway) and Aerojet Rocketdyne. Mr. Wicks earned a Bachelor of Arts in Economics from the University of Chicago and an MBA from Harvard University.

Other members of the Board of Directors are:
•Alison Bauerlein, Chair of our Audit Committee
•Corey McCann, our President & CEO
•Kirthiga Reddy, Chair of our Nominating and Corporate Governance Committee
•Nancy Schlichting, Chair of our Compensation Committee

About Pear Therapeutics
Pear Therapeutics, Inc., which is traded on Nasdaq as PEAR, is the parent company of Pear Therapeutics (US), Inc. Pear is the leader in developing and commercializing software-based medicines, called prescription digital therapeutics (PDTs). Pear aims to redefine care through the widespread use of clinically validated software-based therapeutics to provide better outcomes for patients, smarter engagement and tracking tools for clinicians, and cost-effective solutions for payers. Pear has the first end-to-end platform to discover, develop, and deliver PDTs to patients and a pipeline of products and product candidates across therapeutic areas, including the first three PDTs with disease treatment claims from the FDA. Pear’s product, reSET®, for the treatment of substance use disorder, was the first PDT to receive marketing authorization from the FDA to treat disease. Pear’s second product, reSET-O®, for the treatment of opioid use disorder, was the first PDT to receive Breakthrough Designation. Pear’s third product, Somryst® for the treatment of chronic insomnia, was the first PDT submitted through FDA’s traditional 510(k) pathway while simultaneously reviewed through FDA’s Software Precertification Pilot Program. For more information, visit Pear at www.peartherapeutics.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally relate to future events involving, or future performance of, Pear. For example, whether Pear will execute its strategy and enhance value for all Pear shareholders is a forward-looking statement. In some cases, you can identify forward-looking statements by terminology such as “may”, “can”, “should”, “could”, “might”, “plan”, “possible”, “expect”, “intend”, “will”, “anticipate”, “believe”, “potential”, “target”, or variations of them or similar terminology.
These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Pear and its management are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (i) delay or reluctance by patients and/or providers to adopt, request or use Pear’s products, (ii) the possibility that Pear may be adversely affected by other economic, business, regulatory, and/or competitive factors; (iii) the evolution of the markets in which Pear competes; (iv) the impact of the COVID-19 pandemic on Pear’s business; (v) changes in applicable laws or regulations; and (vi) other risks and uncertainties set forth in Pear’s filings with the SEC (including those described in the Risk Factors section). These filings will identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.
Readers are cautioned not to put undue reliance on forward-looking statements, and Pear assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Media and Investors:
Meara Murphy
Senior Director, Corporate Communications
meara.murphy@peartherapeutics.com

Golin
golinpear@golin.com